Redfin Appoints Kerry D. Chandler to Board of Directors

Tech-Powered Real Estate Brokerage Welcomes Experienced Human Resources Executive
SEATTLE — August 19, 2020 — (NASDAQ: RDFN) — Redfin (www.redfin.com), the technology-powered real estate brokerage, today announced Kerry D. Chandler has joined its board of directors. Ms. Chandler is the chief human resources officer of Endeavor, a global entertainment, sports and content company, and has previously served as a senior executive at Under Armour, Christie’s, the National Basketball Association, ESPN, and at ESPN’s parent, The Walt Disney Company.

“We’re over the moon that Kerry has joined our board,” said Redfin CEO Glenn Kelman. “Redfin now employs thousands of people, and our mortgage business is doubling each year, which is why we’re investing more than ever in programs to support a fair, diverse, dynamic culture. Kerry’s human resources experience at high-growth businesses adds a crucial area of expertise to our board. She’s strategic, she’s values-driven, she’s in the thick of the action, and she comes into every conversation bristling with ideas to make a people-driven business run better and faster.”

“I love Redfin’s mission to redefine real estate in the consumer’s favor, and its commitment to being the best employer in real estate” said Ms. Chandler. “Now is an especially important time to join Redfin, because the company is at the center of a seismic shift with the opportunity to impact where people live and work. I’m excited to tap into my experience and learnings from other organizations at the same stage of growth as Redfin, knowing how important it is to combine the entrepreneurial energy that shot these companies into the stratosphere with a programmatic approach to recruiting, training, and rewards.”

“We’re honored to have Kerry join our board,” said David Lissy, Redfin’s chairman. “In our interviews with her, she immediately grasped the balance we have to strike between customers, employees and profits, and demonstrated the service ethic so important to our culture. She’ll be an important new voice in the boardroom on a wide range of issues.”

Ms. Chandler has also held various human resources roles at IBM, Motorola, ExxonMobil, and McDonnell Douglas. Ms. Chandler has a bachelor’s degree from Lincoln University, a master’s degree in human resources management from Washington University in St. Louis and a master’s degree in management from McGill University. Ms. Chandler has also completed INSEAD’s international masters in practicing management program.

More about the Redfin Board of Directors:
The Redfin board has nine directors with the addition of Ms. Chandler. Redfin’s other board members are chairman David Lissy, chairman of Bright Horizons; Robert Bass, former vice chairman of Deloitte; Julie Bornstein, co-founder and CEO of The Yes; Glenn Kelman, CEO of Redfin; Austin Ligon, co-founder and former CEO of CarMax; Robert Mylod, Jr., chairman of Booking Holdings; James Slavet, partner at Greylock Partners; and Selina Tobaccowala, chief digital officer of Openfit.

About Redfin
Redfin (www.redfin.com) is a technology-powered residential real estate company, redefining real estate in the consumer’s favor in a commission-driven industry. We do this by integrating every step of the home buying and selling process and pairing our own agents with our own technology, creating a service that is faster, better and costs less. We offer brokerage, iBuying, mortgage, and title services, and we also run the country's #1 real estate brokerage search site, offering a host of online tools to consumers, including the Redfin Estimate. We represent people buying and selling homes in over 90 markets in the United States and Canada. Since our launch in 2006, we have saved our customers over $800 million and we’ve helped them buy or sell more than 235,000 homes worth more than $115 billion.

For more information or to contact a local Redfin real estate agent, visit www.redfin.com. To learn about housing market trends and download data, visit the Redfin Data Center. To be added to Redfin's press release distribution list, email press@redfin.com. To view Redfin's press center, click here.

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